Exhibit 10.12

CHANGE IN CONTROL SEVERANCE AGREEMENT

THIS AGREEMENT is entered into with effect from July 1, 2004, by and between VeriFone Holdings, Inc., a Delaware corporation (“VeriFone”), and the executive named on such signature page (“Executive”).

W I T N E S S E T H

WHEREAS, VeriFone considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of VeriFone and its stockholders; and

WHEREAS, VeriFone recognizes the possibility that it may experience a change in control and that such a change of control and its possibility subjects VeriFone to the risk of the departure or distraction of its key management; and

WHEREAS, VeriFone’s Board of Directors has determined that it is in the best interests of VeriFone and its stockholders to secure Executive’s continued services and to ensure Executive’s continued dedication to his duties notwithstanding the possibility or the occurrence of a change in control;

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements herein contained, VeriFone and Executive hereby agree as follows:

1.             Definitions.  As used in this Agreement, the following terms shall have the respective meanings set forth below:

(a)           “Board” means the Board of Directors of VeriFone.

(b)           “Bonus Amount” means the greater of (i) Executive’s target incentive bonus for the fiscal year which includes Executive’s Date of Termination and (ii) Executive’s target incentive bonus for the fiscal year which included the date of a Change-in-Control.

(c)           “Cause” means (i) the willful and continued failure of Executive to perform substantially his duties with VeriFone (other than any such failure (x) resulting from Executive’s incapacity due to physical or mental illness or (y) subsequent to a Qualifying Termination) after a written demand for substantial performance is delivered to Executive by the Board which identifies the manner in which the Board believes that Executive has not substantially performed Executive’s duties, or (ii) the engaging by Executive in illegal conduct or gross misconduct which is demonstrably and materially injurious to VeriFone or its affiliates.  Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board, based upon the advice of counsel for VeriFone or upon the instructions of VeriFone’s chief executive officer shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of VeriFone.  Cause shall not exist unless and until VeriFone has delivered to Executive a copy of a resolution duly adopted by two-thirds (2/3) of the entire Board at a meeting of the Board called and held for such purpose (after reasonable notice to Executive and an opportunity for Executive, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board an event set forth in clauses (i) or (ii) has occurred.  VeriFone must notify Executive of any event constituting Cause within ninety (90) days following VeriFone’s knowledge of its existence or such event shall not constitute Cause under this Agreement.

(d)           “Change in Control” means the occurrence of any one of the following events:

(i)            any “person” (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) other than a Permitted Holder is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 40% or more of the outstanding VeriFone Voting Securities; provided, however, that the event described in this paragraph (i) shall not be deemed to be a Change in Control if it occurs by virtue of any acquisition:  (A) by VeriFone or any Subsidiary, (B) by any employee benefit plan (or related trust) sponsored or maintained by VeriFone or any Subsidiary, (C) by any underwriter or broker temporarily holding securities in connection with an offering of such securities, (D) pursuant to a Non-Qualifying Transaction (as defined in paragraph (ii) below or (E) pursuant to any acquisition by Executive or any group of persons including Executive (or any entity controlled by Executive or any group of persons including Executive);

(ii)           the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving VeriFone or any of its Subsidiaries that requires the approval of VeriFone’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination:  (A) a majority of the total voting power of (x) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of at least 95% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by VeriFone Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such VeriFone Voting Securities were converted pursuant to such Business Combination), (B) no person (other than one or more Permitted Holders or any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation), is or becomes the beneficial owner, directly or indirectly, of a majority of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (C) a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors (as defined below) at the time of the Board’s approval of the execution of the initial agreement providing for or recommendation of the offer to stockholders effecting such Business Combination(any Business Combination which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”);

(iii)          individuals who, on the date hereof constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election or nomination for election was approved by a vote of a majority of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of VeriFone in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of VeriFone as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;

(iv)          a sale of all or substantially all of VeriFone’s assets other than in connection with a Non-Qualifying Transaction; or

(v)           completion of a plan of complete liquidation or dissolution of VeriFone.

Notwithstanding the foregoing, a Change in Control of VeriFone shall not be deemed to occur solely because any person acquires beneficial ownership of a majority of VeriFone Voting Securities as a result of the acquisition of VeriFone Voting Securities by VeriFone which reduces the number of VeriFone Voting Securities outstanding; provided, that if after such acquisition by VeriFone such person becomes the beneficial owner of additional VeriFone Voting Securities that increases the percentage of outstanding VeriFone Voting Securities beneficially owned by such person, a Change in Control of VeriFone shall be deemed to occur at that time.

(e)           “Date of Termination” means (i) the effective date on which Executive’s employment by VeriFone terminates as specified in a prior written notice by VeriFone or Executive, as the case may be, to the other, delivered pursuant to Section 11 or (ii) if Executive’s employment by VeriFone terminates by reason of death, the date of Executive’s death.

(f)            “Disability” means termination of Executive’s employment by VeriFone due to Executive’s absence from Executive’s duties on a full-time basis for at least ninety (90) consecutive days or for shorter periods aggregating at least one hundred twenty (120) days during any twelve-month period as a result of Executive’s incapacity due to documented illness, accident, injury, physical or mental incapacity or other disability.

(g)           “Fully Vest” means (i) any stock options, stock appreciation rights or similar rights granted under the Plan shall become fully vested and immediately exercisable, (ii) any restricted stock, restricted stock units and other stock-based rights granted under the Plan will become fully vested, any restrictions applicable to such rights shall lapse, and (iii) any performance goals applicable to any such rights will be deemed to be fully satisfied.

(h)           “Good Reason” means, without Executive’s express written consent, the occurrence of any of the following events during a Qualifying Termination Period:

(i)            any material and adverse change in the status, duties or responsibilities (including titles, offices and reporting responsibilities) of Executive that is inconsistent with Executive’s position, status, duties and responsibilities with VeriFone immediately prior to the commencement of such Qualifying Termination Period (including any material and adverse diminution of such status, duties or responsibilities;

(ii)           a reduction by VeriFone in Executive’s rate of annual base salary or annual target bonus opportunity as in effect immediately prior to the commencement of such Qualifying Termination Period;

(iii)          any requirement of VeriFone that Executive be based anywhere more than fifty (50) miles from the office where Executive is based at the time of the Change in Control;

(iv)          the failure of VeriFone to (A) continue in effect any employee benefit plan, compensation plan, welfare benefit plan or material fringe benefit plan in which Executive is participating immediately prior to such Change in Control or the taking of any action by VeriFone which would adversely affect Executive’s participation in or reduce Executive’s benefits under any such plan, unless Executive is permitted to participate in other plans providing Executive with substantially equivalent benefits in the aggregate, or (B) provide Executive with paid vacation in accordance with the policies of VeriFone as in effect for Executive immediately prior to the commencement of such Qualifying Termination Period, including the crediting of all service for which Executive had been credited under such policies; or

(v)           any purported termination of Executive’s employment which is not effectuated pursuant to Section 11(b) (and which will not constitute a termination hereunder).

Notwithstanding anything herein to the contrary, termination of employment by Executive for any reason during the 30-day period commencing six months after the date of a Change in Control shall constitute Good Reason.

Any action taken in good faith and which is remedied by VeriFone within ten (10) days after receipt of notice thereof given by Executive shall not constitute Good Reason.  Executive’s right to terminate employment for Good Reason shall not be affected by Executive’s incapacity due to mental or physical illness and Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any event or condition constituting Good Reason; provided, however, that Executive must provide notice of termination of employment within ninety (90) days following Executive’s knowledge of an event constituting Good Reason or such event shall not constitute Good Reason under this Agreement.

(i)            “Permitted Holder” means (i) GTCR Fund VII, L.P. and its affiliates and (ii) VeriFone’s Chief Executive Officer in office as of the date hereof.

(j)            “Plan” means the VeriFone Holdings, Inc. New Founders Stock Option Plan (or any successor or replacement stock option plan) and any Stock Option Agreement entered into pursuant thereto.

(k)           “Qualifying Termination” means a termination of Executive’s Employment (i) during a Qualifying Termination Period (A) by VeriFone other than for Cause or (B) by Executive for Good Reason (ii) prior to the commencement of a Qualifying Termination Period for reasons that would have constituted a Qualifying Termination if they had occurred during a Qualifying Termination Period under clause (i) if (A) Executive reasonably demonstrates that such termination (or event constituting Good Reason) was at the request of a third party that had indicated an intention to, or had taken steps reasonably calculated to, effect a Change in Control or was otherwise intended to facilitate such Change in Control and (B) a Change in Control involving such third party occurs within 180 days thereafter (in such case, the date immediately prior to the date of such termination of employment or event constituting Good Reason shall be treated as the commencement of a Qualifying Termination Period). Termination of employment on account of death, Disability or Retirement shall not be treated as a Qualifying Termination.

(l)            “Qualifying Termination Period” means the period beginning ninety (90) days prior to a Change in Control and ending eighteen (18) months following such Change in Control.   For purposes of determining the timing of payments and benefits to Executive under Section 4, the date of the actual Change in Control shall be treated as Executive’s Date of Termination under Section 1(e), and for purposes of determining the amount of payments and benefits to Executive under Section 4, the date Executive’s employment is actually terminated shall be treated as Executive’s “Date of Termination”.

(m)          “Retirement” means Executive’s mandatory retirement (not including any mandatory early retirement) in accordance with VeriFone’s retirement policy generally applicable to its salaried employees, as in effect immediately prior to the Change in Control, or in accordance with any retirement arrangement established with respect to Executive with Executive’s written consent.

(n)           “Subsidiary” means any corporation or other entity in which VeriFone has a direct or indirect ownership interest of a majority of the total combined voting power of the then outstanding securities or interests of such corporation or other entity entitled to vote generally in the election of directors or in which VeriFone has the right to receive a majority of the distribution of profits or a majority of the assets upon liquidation or dissolution.

(o)           “VeriFone Voting Securities” means securities of VeriFone having the right to vote for the election of the Board (with regard to the occurrence of any contingency).

2.             Obligation of Executive.  In the event of a tender or exchange offer, proxy contest, or the execution of any agreement which, if consummated, would constitute a Change in Control, Executive agrees not to voluntarily leave the employ of VeriFone, other than as a result of Disability, Retirement or an event which would constitute Good Reason if a Change in Control had occurred, until the Change in Control occurs or, if earlier, such tender or exchange offer, proxy contest, or agreement is terminated or abandoned.

3.             Term of Agreement.  This Agreement shall be effective on the date hereof and shall continue in effect until VeriFone shall have given two (2) years’ written notice of cancellation; provided, that, notwithstanding the delivery of any such notice, this Agreement shall continue in effect for a period of two (2) years after a Change in Control, if such Change in Control shall have occurred during the term of this Agreement.  Notwithstanding anything in this Section to the contrary, this Agreement shall terminate if Executive or VeriFone terminates Executive’s employment prior to the commencement of any Qualifying Termination Period.

4.             Payments Upon Termination of Employment.

(a)           Severance.  If the employment of Executive shall terminate pursuant to a Qualifying Termination, then VeriFone shall pay to Executive:

(i)            Earned Payments.  Within ten (10) days following the Date of Termination a lump-sum cash amount equal to the sum of (A) Executive’s base salary through the Date of Termination and any bonus amounts which have become payable, to the extent not theretofore paid or deferred, (B) a pro rata portion of Executive’s annual bonus for the fiscal year in which Executive’s Date of Termination occurs in an amount at least equal to (x) Executive’s Bonus Amount, multiplied by (y) a fraction, the numerator of which is the number of days in the fiscal year in which the Date of Termination occurs through the Date of Termination and the denominator of which is three hundred sixty-five (365), and reduced by (z) any amounts paid from VeriFone’s annual incentive plan for the fiscal year in which Executive’s Date of Termination occurs and (C), any compensation previously deferred by Executive other than pursuant to a tax-qualified plan (together with any interest and earnings thereon) and any accrued vacation pay, in each case to the extent not theretofore paid; plus

(ii)           Severance Payments.  Within ten (10) days following the Date of Termination, a lump-sum cash amount equal to (A) Executive’s annual base salary during the 12-month period immediately prior to Executive’s Date of Termination, plus (B) Executive’s Bonus Amount.

(b)           Benefits.  If the employment of Executive shall terminate  pursuant to a Qualifying Termination, then VeriFone shall continue to provide, for a period of twelve months following Executive’s Date of Termination, Executive (and Executive’s dependents, if applicable) with the same level of medical, dental, accident, disability and life insurance benefits, upon substantially the same terms and conditions (including contributions required by Executive for such benefits) as existed immediately prior to Executive’s Date of Termination (or, if more favorable to Executive, as such benefits and terms and conditions existed immediately prior to the Change in Control); provided, that, if Executive cannot continue to participate in VeriFone plans providing such benefits, VeriFone shall otherwise provide such benefits on the same after-tax basis as if continued participation had been permitted.  Notwithstanding the foregoing, in the event Executive becomes reemployed and becomes eligible to receive employee benefits from such employer, the employee benefits described herein shall be secondary to such benefits during the period of Executive’s eligibility, but only to the extent that VeriFone reimburses Executive for any increased cost and provides any additional benefits necessary such that Executive receives the employee benefits provided hereunder.

5.             Vesting

(a)           Upon the occurrence of a Change in Control (other than pursuant to clause (ii) or (iv) of Section 1(d) above), and immediately prior to the occurrence of a Change in Control under clause (ii) of Section 1(d) above, unless the applicable award agreement expressly provides otherwise, all outstanding stock options and stock appreciation rights granted to Executive under the Plan and all restricted stock, restricted stock units and other stock-based rights granted to Executive under the Plan shall Fully Vest.

(b)           Upon the occurrence of a Change in Control specified in paragraph (d)(v) of the definition of such term, all outstanding options or rights granted under the Plan will terminate upon consummation of the liquidation or dissolution of VeriFone.  The Board may, in the exercise of its sole discretion in such instance, (i) provide that option or right shall Fully Vest as of any specified date prior to such liquidation or dissolution and/or (ii) declare that any option or right shall terminate as of any specified date.

6.             Limitation on Payments by VeriFone.

(a)           Notwithstanding anything in this Agreement to the contrary, in the event it shall be determined that (i) any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by VeriFone (or any of its affiliated entities) or any entity which effectuates a Change in Control (or any of its affiliated entities) to or for the benefit of Executive (whether pursuant to the terms of this Agreement or otherwise) (the “Payments”) would be subject to the excise tax (the “Excise Tax”) under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) the reduction of the amounts payable to Executive under this Agreement to the maximum amount that could be paid to Executive without giving rise to the Excise Tax (the “Safe Harbor Cap”) would provide the Executive with a greater after tax amount than if such amounts were not reduced, then the amounts payable to Executive under this Agreement shall be reduced to the Safe Harbor Cap.  The reduction of the amounts payable hereunder, if applicable, shall be made by reducing first the payments under Section 6(a) (ii), unless an alternative method of reduction is elected by Executive.  For purposes of reducing the Payments to the Safe Harbor Cap, only amounts payable to Executive under this Agreement (and no other Payments) shall be reduced, unless consented to by Executive.  If the reduction of the amounts payable hereunder would not result in a greater after tax result to Executive, no amounts payable under this Agreement shall be reduced pursuant to this provision.

(b)           All determinations required to be made under this Section 6 shall be made by a public accounting firm that is retained by VeriFone (the “Accounting Firm”) which shall provide detailed supporting calculations both to VeriFone and Executive within fifteen (15) business days of the receipt of notice from VeriFone or the Executive that a payment is to be made hereunder.  Notwithstanding the foregoing, in the event (i) the Board shall determine prior to the Change in Control that the Accounting Firm is precluded from performing such services under applicable auditor independence rules or (ii) the Audit Committee of the Board determines that it does not want the Accounting Firm to perform such services because of auditor independence concerns or (iii) the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Board shall appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder).  If payments are reduced to the Safe Harbor Cap, the Accounting Firm shall provide a reasonable opinion to Executive that he or she is not required to report any Excise Tax on his or her federal income tax return.  All fees, costs and expenses (including, but not limited to, the costs of retaining experts) of the Accounting Firm shall be borne by VeriFone.  If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall furnish Executive with a written opinion to such effect, and to the effect that failure to report the Excise Tax, if any, on Executive’s applicable federal income tax return will not result in the imposition of a negligence or similar penalty.  In the event the Accounting Firm determines that the Payments shall be reduced to the Safe Harbor Cap, it shall furnish Executive with a written opinion to such effect.  The determination by the Accounting Firm shall be binding upon VeriFone and Executive (except as provided in paragraph (c) below).

(c)           If it is established pursuant to a final determination of a court or the Internal Revenue Service (the “IRS”) proceeding which has been finally and conclusively resolved, that Payments have been made to, or provided for the benefit of, Executive by VeriFone, which are in excess of the limitations provided in this Section 6 (hereinafter referred to as an “Excess Payment”), such Excess Payment shall be deemed for all purposes to be an advance to Executive made on the date Executive received the Excess Payment and Executive shall repay the Excess Payment to VeriFone on demand, together with interest on the Excess Payment at the applicable federal rate (as defined in Section 1274(d) of the Code) from the date of Executive’s receipt of such Excess Payment until the date of such repayment. [As a result of the uncertainty in the application of Section 4999 of the Code at the time of the determination, it is possible that Payments which will not have been made by VeriFone should have been made (an “Underpayment”), consistent with the calculations required to be made under this Section 6.  In the event that it is determined (i) by the Accounting Firm, VeriFone (which shall include the position taken by VeriFone, or together with its consolidated group, on its federal income tax return) or the IRS or (ii) pursuant to a determination by a court, that an Underpayment has occurred, VeriFone shall pay an amount equal to such Underpayment to Executive within ten (10) days of such determination together with interest on such amount at the applicable federal rate from the date such amount would have been paid to Executive until the date of payment.]  Executive shall cooperate, to the extent his or her expenses are reimbursed by VeriFone, with any reasonable requests by VeriFone in connection with any contests or disputes with the Internal Revenue Service in connection with the Excise Tax or the determination of the Excess Payment.  Notwithstanding the foregoing, in the event that amounts payable under this Agreement were reduced pursuant to Section 6(a) and the value is stock options is subsequently redetermined by the Accounting Firm (as defined below) within the context of Treasury Regulation §1.280G-1 Q/A 33 that reduces the value of the Payments attributable to such options, VeriFone shall promptly pay to Executive any amounts payable under this Agreement that were not previously paid solely as a result of Section 6 (a) up to the Safe Harbor Cap.

7.             Withholding Taxes.  VeriFone may withhold from all payments due to Executive (or his beneficiary or estate) hereunder all taxes which, by applicable federal, state, local or other law, VeriFone is required to withhold therefrom.

8.             Reimbursement of Expenses.  If any contest or dispute shall arise under this Agreement involving termination of Executive’s employment with VeriFone or involving the failure or refusal of VeriFone to perform fully in accordance with the terms hereof, VeriFone shall reimburse Executive, on a current basis, for all reasonable legal fees and expenses, if any, incurred by Executive in connection with such contest or dispute (regardless of the result thereof), together with interest in an amount equal to the prime rate of Wells Fargo Bank N.A. from time to time in effect, but in no event higher than the maximum legal rate permissible under applicable law, such interest to accrue from the date VeriFone receives Executive’s statement for such fees and expenses through the date of payment thereof, regardless of whether or not Executive’s claim is upheld by a court of competent jurisdiction/arbitration panel; provided, however, Executive shall be required to repay any such amounts to VeriFone to the extent that a court or arbitration panel issues a final and non-appealable order determining that the position taken by Executive was frivolous or advanced by Executive in bad faith.

9.             Scope of Agreement.  Nothing in this Agreement shall be deemed to entitle Executive to continued employment with VeriFone or its Subsidiaries, and if Executive’s employment with VeriFone shall terminate other than during a Qualifying Termination Period, Executive shall have no further rights under this Agreement (except as otherwise provided hereunder); provided, however, that any termination of Executive’s employment during a Qualifying Termination Period shall be subject to all of the provisions of this Agreement.

10.           Successors; Binding Agreement.

(a)           This Agreement shall not be terminated by any Business Combination.  In the event of any Business Combination, the provisions of this Agreement shall be binding upon the Surviving Corporation, and such Surviving Corporation shall be treated as VeriFone hereunder.

(b)           VeriFone agrees that in connection with any Business Combination, it will cause any successor entity to VeriFone unconditionally to assume, by written instrument delivered to Executive (or his beneficiary or estate), all of the obligations of VeriFone hereunder.  Failure of VeriFone to obtain such assumption prior to the effectiveness of any such Business Combination that constitutes a Change in Control, shall constitute Good Reason hereunder and shall entitle Executive to compensation and other benefits from VeriFone in the same amount and on the same terms as Executive would be entitled hereunder if Executive’s employment were terminated by reason of a Qualifying Termination.  For purposes of implementing the foregoing, the date on which any such Business Combination becomes effective shall be deemed the date Good Reason occurs, and shall be the Date of Termination if requested by Executive.

(c)           This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If Executive shall die while any amounts would be payable to Executive hereunder had Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to such person or persons appointed in writing by Executive to receive such amounts or, if no person is so appointed, to Executive’s estate.

11.           Notices.  (a)  For purposes of this Agreement, all notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered or five (5) days after deposit in the United States mail, certified and return receipt requested, postage prepaid, addressed as follows:

If to the Executive, as indicated on the signature page hereof:

If to VeriFone:

VeriFone Holdings, Inc.
2455 Augustine Drive
Santa Clara, CA  95054
Attention:  Chief Executive Officer
Facsimile:   (408) 330-6332

with copies to:

Sullivan & Cromwell LLP
1870 Embarcadero Road
Palo Alto, California  94303
Attention:  Scott D. Miller
Facsimile:  (650) 461-5700

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

(b)           A written notice of Executive’s Date of Termination by VeriFone or Executive, as the case may be, to the other, shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated and (iii) specify the termination date (which date shall be not less than fifteen (15) (thirty (30), if termination is by VeriFone for Disability) nor more than sixty (60) days after the giving of such notice).  The failure by Executive or VeriFone to set forth in such notice any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of Executive or VeriFone hereunder or preclude Executive or VeriFone from asserting such fact or circumstance in enforcing Executive’s or VeriFone’s rights hereunder.

12.           Full Settlement; Resolution of Disputes and Costs

(a)           VeriFone’s obligation to make any payments provided for in this Agreement and otherwise to perform its obligations hereunder shall be in lieu and in full settlement of all other severance payments to Executive under any other agreement between Executive and VeriFone, and any severance plan of VeriFone.  VeriFone’s obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which VeriFone may have against Executive or others.  In no event shall Executive be obligated to seek other employment or take other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and, except as provided in Section 4(b), such amounts shall not be reduced whether or not Executive obtains other employment.

(b)           Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Santa Clara County, California by three arbitrators in accordance with the commercial arbitration rules of the American Arbitration Association then in effect.  Judgment may be entered on the arbitrators’ award in any court having jurisdiction.  VeriFone shall bear all costs and expenses arising in connection with any arbitration proceeding pursuant to this Section except in the case of arbitration that is finally determined to have been commenced by Executive in bad faith.

13.           Employment with Subsidiaries.  Employment with VeriFone for purposes of this Agreement shall include employment with any Subsidiary.

14.           Survival.  The respective obligations and benefits afforded to VeriFone and Executive as provided in Sections 4 (to the extent that payments or benefits are owed as a result of a termination of employment that occurs during the term of this Agreement), 5, 6 (to the extent that Payments are made to Executive as a result of a Change in Control that occurs during the term of this Agreement), 7, 8, 10(c) and 12 shall survive the termination of this Agreement.

15.           GOVERNING LAW; VALIDITY.  THE INTERPRETATION, CONSTRUCTION AND PERFORMANCE OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF CALIFORNIA WITHOUT REGARD TO THE PRINCIPLE OF CONFLICTS OF LAWS.  THE INVALIDITY OR UNENFORCEABILITY OF ANY PROVISION OF THIS AGREEMENT SHALL NOT AFFECT THE VALIDITY OR ENFORCEABILITY OF ANY OTHER PROVISION OF THIS AGREEMENT, WHICH OTHER PROVISIONS SHALL REMAIN IN FULL FORCE AND EFFECT.

16.           Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

17.           Miscellaneous.  No provision of this Agreement may be modified or waived unless such modification or waiver is agreed to in writing and signed by Executive and by a duly authorized officer of VeriFone.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  Failure by Executive or VeriFone to insist upon strict compliance with any provision of this Agreement or to assert any right Executive or VeriFone may have hereunder, including without limitation, the right of Executive to terminate employment for Good Reason, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.  Except as otherwise specifically provided herein, the rights of, and benefits payable to, Executive, his estate or his beneficiaries pursuant to this Agreement are in addition to any rights of, or benefits payable to, Executive, his estate or his beneficiaries under any other employee benefit plan or compensation program of VeriFone.

[SIGNATURE PAGE TO CHANGE IN CONTROLSEVERANCE AGREEMENT]

IN WITNESS WHEREOF, VeriFone has caused this Agreement to be executed by a duly authorized officer of VeriFone and Executive has executed this Agreement with effect from the date first written above.

VERIFONE HOLDINGS, INC.

/s/ Doug Bergeron
Doug Bergeron
Chairman and Chief Executive Officer

/s/ Barry Zwarenstein
Barry Zwarenstein
Executive Address for Notices:

2099 Gateway Place, Suite 600
San Jose, CA 95110